Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of May 8, 2013, by and among Ferro Corporation (the “Company”), FrontFour Master Fund, Ltd. and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “FrontFour”) and Quinpario Partners, LLC and the entities and natural persons listed on Exhibit B hereto and their respective Affiliates (collectively, “Quinpario,” and with FrontFour, the “FrontFour Group,” and each a “Group Member”) (each of the Company, the FrontFour Group and any Group Member, a “Party” to this Agreement and collectively, the “Parties”).

RECITALS

WHEREAS, the Company, FrontFour and Quinpario have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, FrontFour is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, two million nine hundred seventy-eight thousand five hundred (2,978,500) shares, or approximately three and four-tenths percent (3.4%), of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Quinpario is deemed to beneficially own shares of Common Stock totaling, in the aggregate, seven hundred thirty thousand (730,000) shares, or approximately eight-tenths of one percent (0.8%), of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the FrontFour Group submitted a nomination letter to the Company on January 23, 2013 (the “Nomination Letter”) nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the 2013 annual meeting of shareholders of the Company (the “2013 Annual Meeting”); and

WHEREAS, the Company and the FrontFour Group have determined to come to an agreement with respect to the election of members of the Board, including those to be elected at the 2013 Annual Meeting, certain matters related to the 2013 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Appointments; 2013 Annual Meeting.

(a) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to nominate Jeffry N. Quinn (“Quinn”) and David A. Lorber (“Lorber,” and with Quinn, the “New Appointees”) for election to the Board at the 2013 Annual Meeting.

(b) The Company agrees to take all necessary actions to modify its existing slate of three (3) directors who have been nominated by the Company to be elected at the 2013 Annual Meeting, by removing Richard C. Brown (“Brown”) and Gregory E. Hyland (“Hyland”) as nominees and replacing them with Quinn and Lorber, which shall include without limitation promptly creating and mailing additional solicitation materials and proxy cards reflecting the modified slate. As a result Brown and Hyland will not stand for re-election at the 2013 Annual Meeting and the Company’s slate of nominees for election at the 2013 Annual Meeting shall consist of Quinn, Lorber and Ronald P. Vargo. At the 2013 Annual Meeting, a director shall resign from the class of directors to serve through the 2014 annual meeting of shareholders of the Company and the Board shall immediately appoint Hyland to fill the resulting vacancy. During the Standstill Period (as defined below), the number of directors constituting the Board will be fixed at ten, provided, however, that this restriction shall not apply in the event that a shareholder delivers to the Company a request for the call of a special meeting of shareholders. The Company may reschedule the 2013 Annual Meeting to be held and concluded on a date not later than May 24, 2013.

(c) Upon the execution of this Agreement, the FrontFour Group hereby irrevocably withdraws its Nomination Letter and the FrontFour Group hereby agrees not to (i) nominate any person for election at the 2013 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1(c). The FrontFour Group shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(c).

(d) The Company agrees that it will recommend, support and solicit proxies for the election of Quinn and Lorber at the 2013 Annual Meeting in the same manner as for the Company’s other nominee standing for election to the Board at the 2013 Annual Meeting.

(e) At the 2013 Annual Meeting, the FrontFour Group agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of each of the Company’s nominees for election to the Board (ratably with respect to all nominees), (ii) in favor of the Company’s “say-on-pay” proposal, (iii) for the shareholder proposal submitted by Kenneth Steiner, (iv) in favor of the 2013 Omnibus Incentive Plan, and (v) in favor of the proposal to amend the Company’s Code of Regulations to opt out of the Ohio Control Share Acquisition Act.

(f) The FrontFour Group agrees that it will cause each of its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(g) The Company agrees that promptly following the conclusion of the 2013 Annual Meeting, but in any event no later than five business days thereafter, the Board will take all action necessary to create a committee of the Board to evaluate strategies to enhance shareholder value, including optimizing the Company’s capital structure, reviewing strategic proposals, reviewing its mix of businesses and improving operating performance (the “Strategy Committee”). The Strategy Committee will be comprised of five members consisting of the two New Appointees and three other directors designated by the Company. The Strategy Committee will function in accordance with the terms hereof until disbanded on the earlier of (i) the mutual agreement of the Parties or (ii) Board action any time after the expiration of the Standstill Period.

(h) The Company agrees that promptly following the conclusion of the 2013 Annual Meeting, but in any event no later than five business days thereafter, the Board will take all action necessary to appoint one New Appointee to the Governance & Nomination Committee of the Board and one New Appointee to the Compensation Committee of the Board, in each case as designated by the FrontFour Group in its sole discretion. The Company also agrees to promptly appoint one New Appointee, as designated by the FrontFour Group in its sole discretion, to any other committee of the Board (other than the Audit Committee) in existence on or after the date hereof, except as already contemplated under Section 1(g) hereof. The Company agrees that the Board will not cause any New Appointee to be removed from any committee of the Board to which such New Appointee was appointed pursuant to the terms hereof, provided, however, that this restriction shall not apply in the event that the FrontFour Group beneficially owns in the aggregate less than 1.5% of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments).

(i) If elected at the 2013 Annual Meeting, the New Appointees will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other Board members and the same compensation for service as a director as the compensation received by the other Board members.

(j) The Company agrees that if a New Appointee or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the 2016 annual meeting of shareholders of the Company (the “2016 Annual Meeting”) , and at such time the FrontFour Group beneficially owns in the aggregate at least 1.5% of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Company and the FrontFour Group shall discuss in good faith the mutual recommendation to the Governance & Nomination Committee of the Board of the appointment of a substitute person to fill the resulting vacancy in the class of directors with terms expiring at the 2016 Annual Meeting, which person shall (i) qualify as “independent” pursuant to NYSE listing standards, and (ii) have relevant financial and business experience. The appointment of any such person to the Board will be subject to the approval of the Governance & Nomination Committee, in its sole discretion, after exercising its fiduciary duties in good faith (any such replacement nominee appointed in accordance with the terms of this Section 1(j) shall be referred to as a “Replacement Director”). Upon the acceptance of a Replacement Director nominee by the Governance & Nomination Committee, the Board will appoint such Replacement Director to the Board no later than five business days after the Governance & Nomination Committee recommendation of such Replacement Director. Any such Replacement Director who becomes a Board member under this Section 1(j) shall be deemed a “New Appointee” for all purposes under this Agreement.

2.	Standstill Provisions.

(a) The FrontFour Group agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen business days prior to the deadline for the submission of shareholder nominations for the 2014 annual meeting of shareholders of the Company pursuant to the Company’s Code of Regulations or (ii) the date that is ninety days prior to the first anniversary of the 2013 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A and Exhibit B, but does not include any other entities or persons not identified on Exhibit A or Exhibit B as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of either FrontFour or Quinpario to join its respective “group” following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the FrontFour Group and otherwise in accordance with this Agreement;

(iv) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(v) (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving either or both of the FrontFour Group and the Company, or encourage, initiate or support any third party in any such activity, or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(vii) seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), each member of the FrontFour Group shall be entitled to:

(i) vote its shares on any other proposal duly brought before the 2013 Annual Meeting, or otherwise vote as each member of the FrontFour Group determines in its sole discretion; or

(ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

(c) Notwithstanding any other provision of this Agreement, each of the New Appointees, acting solely in his capacity as a director, shall be entitled to publicly disclose his views as a director if he disagrees with a publicly announced position or decision of the Board in response to any unsolicited proposal from a third party, or a proposal by the Company, with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company; provided, however, that any such public disclosure shall consist solely of the fact that the director disagreed with such position or decision and the basis for such disagreement; provided, further, that in connection with any such public statement, no director shall be permitted to disclose any information that is confidential, subject to the attorney-client privilege or otherwise is material and non-public and in no event may any New Appointee make any public disclosure that is inconsistent with his fiduciary duties.

3.	Representations and Warranties of the Company.

The Company represents and warrants to the FrontFour Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of the FrontFour Group.

The FrontFour Group jointly and severally represents and warrants to the Company that (a) the authorized signatory of each respective Group Member set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by each Group Member, and is a valid and binding obligation of each such Group Member, enforceable against each respective Group Member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of each respective Group Member as currently in effect, (d) the execution, delivery and performance of this Agreement by each Group Member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Group Member, (ii) violate or conflict with any agreement, arrangement or understanding among the FrontFour Group, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Quinpario is deemed to beneficially own in the aggregate seven hundred thirty thousand (730,000) shares of Common Stock, (ii) FrontFour is deemed to beneficially own in the aggregate two million nine hundred seventy-eight thousand five hundred (2,978,500) shares of Common Stock, and (iii) no Group Member currently has, nor currently has any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.	FrontFour Group Representatives.

In the event that the FrontFour Group is required or permitted to take action under this Agreement, the FrontFour Group appoints each of David A. Lorber on behalf of FrontFour Capital Group LLC and Jeffry N. Quinn on behalf of Quinpario Partners LLC as its representatives (the “Representatives”) and any decision, action or instruction by such Representatives shall be final and binding upon the FrontFour Group and the Company may rely on such decision; provided, however, that in the event the decision, action or instruction of the Representatives is not unanimous, the Company may disregard the FrontFour Group’s decision, action or instruction without liability.

6. Press Release.

Promptly following the execution of this Agreement, the Company and the FrontFour Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit C. Prior to the issuance of the Mutual Press Release, neither the Company nor any Group Member shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Parties. Until the 2013 Annual Meeting, neither the Company nor any Group Member or New Appointee shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

7. Specific Performance.

Each of the Group Members, on the one hand, and the Company, on the other hand, acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the FrontFour Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 7 is the exclusive remedy for any violation of this Agreement.

8. Expenses.

The Company shall promptly reimburse the FrontFour Group for their collective reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2013 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate to the FrontFour Group as a whole.

9. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

10. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Ferro Corporation

6060 Parkland Boulevard

Mayfield Heights, OH 44124

Attention: Peter T. Thomas

Telephone: (216) 641-8580

Facsimile: (216) 875-7266

with a copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attention: Lyle G. Ganske, Esq.

Telephone: (216) 586-7264

Facsimile: (216) 579-0212

If to the FrontFour Group or any member thereof:

FrontFour Master Fund, Ltd.

c/o FrontFour Capital Group LLC

35 Mason Street, 4th Floor

Greenwich, CT 06830

Attention: David A. Lorber

Telephone: (203) 274-9052

Facsimile: (203) 274-9045

Quinpario Partners LLC

12935 N. Forty Drive, Suite 201

St. Louis, MO 63141

Attention: Jeffry N. Quinn

Telephone: (314) 548-6200

Facsimile: (775) 206-7966

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky, Esq.

Telephone: (212) 451-2333

Facsimile: (212) 451-2222

11. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state courts located in Cuyahoga County, Ohio and any state appellate court therefrom within the State of Ohio (or if any state court declines to accept jurisdiction over a particular matter, the United States District Court for the Northern District of Ohio). Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the FrontFour Group, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of FrontFour to agree to be listed on Exhibit A or an Affiliate of Quinpario to agree to be listed on Exhibit B and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the FrontFour Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the FrontFour Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

14. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the Company, on the one hand, or the FrontFour Group, on the other hand, or any of such Party’s agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 14, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

FERRO CORPORATION

By:	/s/ Peter T. Thomas
Name:	Peter T. Thomas
Title:	Chief Executive Officer

FRONTFOUR MASTER FUND, LTD.

By:	FrontFour Capital Group LLC as Investment Manager

By:	/s/ David A. Lorber
Name:David A. Lorber
Title: Authorized Signatory

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Authorized Signatory

FRONTFOUR OPPORTUNITY FUND

By:	FrontFour Capital Corp. as Investment Manager

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Authorized Signatory

FRONTFOUR CAPITAL CORP.

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Authorized Signatory

EVENT DRIVEN PORTFOLIO

By:	/s/ David A. Lorber
Name: David A. Lorber
Title: Authorized Signatory

QUINPARIO PARTNERS LLC

By:	/s/ Jeffry N. Quinn
Name: Jeffry N. Quinn
Title: Chief Executive Officer

EXHIBIT A

FrontFour

FRONTFOUR MASTER FUND, LTD.

FRONTFOUR CAPITAL GROUP LLC

FRONTFOUR CAPITAL CORP.

FRONTFOUR OPPORTUNITY FUND LTD.

EVENT DRIVEN PORTFOLIO, a series of Underlying Funds Trust

STEPHEN LOUKAS

DAVID A. LORBER

ZACHARY GEORGE

EXHIBIT B

Quinpario

QUINPARIO PARTNERS LLC

JEFFRY N. QUINN

NADIM Z. QURESHI

EXHIBIT C

PRESS RELEASE

FERRO AND THE FRONTFOUR-QUINPARIO GROUP REACH AGREEMENT

CLEVELAND, Ohio and GREENWICH, Conn —May 8, 2013—Ferro Corporation (NYSE: FOE, the “Company”) and the FrontFour Capital Group and Quinpario Partners (the “FrontFour-Quinpario Group”) today announced that they have reached an agreement in connection with the Company’s 2013 Annual Meeting of Shareholders.

Under the terms of the agreement, two members of the FrontFour-Quinpario Group, Jeffry N. Quinn and David A. Lorber, will stand for election as Ferro nominees to the Board of Directors at Ferro’s 2013 Annual Meeting on May 15, 2013. A third member of the FrontFour-Quinpario Group, Nadim Z. Qureshi, will not stand for election. Ronald P. Vargo, a current member of the Ferro Board, will be the third candidate for election to the Board of Directors. Richard C. Brown and Gregory E. Hyland will not stand for reelection at the 2013 Annual Meeting. Accordingly, the Company’s slate of nominees shall consist of Mr. Quinn, Mr. Lorber and Mr. Vargo.

Sandra Austin will resign from the Board at the 2013 Annual Meeting, and Mr. Hyland will be appointed by the Board to the class of directors to serve through the 2014 Annual Meeting to fill the vacancy created by Ms. Austin’s resignation.

Under the terms of the agreement, the FrontFour-Quinpario Group has withdrawn its notice of nomination of all of its director candidates to the Ferro Board and has agreed to vote its shares in favor of each of the Ferro Board’s nominees at the 2013 Annual Meeting. In addition, the FrontFour-Quinpario Group has agreed to abide by certain “standstill” restrictions.

“We believe this agreement with the FrontFour-Quinpario Group is in the best interests of the Company and all Ferro shareholders,” said William B. Lawrence, Chairman of the Ferro Board of Directors. “We look forward to Jeff’s and David’s participation as Board members. We would also like to thank Sandra Austin and Rick Brown for their many contributions to Ferro. Looking ahead, the Board will remain focused on the continued execution of our strategic plan and driving shareholder value.”

Mr. Quinn, Chairman and Chief Executive Officer of Quinpario Partners, LLC, stated, “We are delighted to have reached an agreement with Ferro and we look forward to working together constructively with the Board and management team to help drive value for Ferro shareholders.”

The Ferro Board will also form a committee to evaluate strategies to enhance shareholder value (the “Strategy Committee”), including optimizing the Company’s capital structure, reviewing strategic proposals, reviewing Ferro’s mix of businesses, and improving operating performance. The Strategy Committee will be comprised of five members, consisting of three directors designated by the Company, as well as Messrs. Quinn and Lorber. In addition, upon election to the Board, Messrs. Quinn and Lorber will each be appointed as members of either the Governance & Nomination Committee or Compensation Committee.

As a result of the agreement with the FrontFour-Quinpario Group, any white or green proxy card which shareholders may have previously submitted will NOT be voted at the 2013 Annual Meeting. Shareholders who have not yet voted, or who have previously voted using a white or green proxy card, are asked to please vote on the YELLOW proxy card to be provided by the Company.

As previously announced, Ferro’s 2013 Annual Meeting of Shareholders will be held at 9:00 a.m. (Eastern Time) on May 15, 2013 at the Posnick Center of Innovative Technology, 7500 East Pleasant Valley Road, Independence, Ohio 44131.

We encourage shareholders to vote their YELLOW proxy card by telephone or by Internet to ensure that their shares are represented

at the May 15th Annual Meeting.

If you have questions about how to vote your shares on the YELLOW proxy card,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

The complete agreement between Ferro and the FrontFour-Quinpario Group will be filed as an exhibit to a Current Report on a Form 8-K to be filed with the Securities and Exchange Commission (SEC).

Ferro’s definitive proxy materials are available on the SEC’s website at www.sec.gov.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,700 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

• demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

• Ferro’s ability to successfully implement its value creation strategy;

• Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

• restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

• Ferro’s ability to access capital markets, borrowings, or financial transactions;

• the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

• the availability of reliable sources of energy and raw materials at a reasonable cost;

• currency conversion rates and economic, social, regulatory, and political conditions around the world;

• Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

• increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

• Ferro’s ability to successfully introduce new products or enter into new growth markets;

• sale of products into highly regulated industries;

• limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

• Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

• competitive factors, including intense price competition;

• Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

• management of Ferro’s general and administrative expenses;

• Ferro’s multi-jurisdictional tax structure;

• the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

• the effectiveness of strategies to increase Ferro’s return on capital;

• the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

• stringent labor and employment laws and relationships with the Company’s employees;

• the impact of requirements to fund employee benefit costs, especially post-retirement costs;

• implementation of new business processes and information systems;

• the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

• exposure to lawsuits in the normal course of business;

• risks and uncertainties associated with intangible assets;

• Ferro’s borrowing costs could be affected adversely by interest rate increases;

• liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

• Ferro may not pay dividends on its common stock in the foreseeable future; and

• other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

CONTACT: Ferro Corporation

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

CONTACT: The FrontFour Group

David Lorber

FrontFour Capital Group LLC

203-274-9050

Bruce Goldfarb/Pat McHugh/Chuck Garske

Okapi Partners

212-297-0720